                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                       ----------------------------------

                                  SCHEDULE 13G

                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)


                              (Amendment No. 1)(1)


                            Concentric Network Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                                 Common Stock
--------------------------------------------------------------------------------
                       (Title of Class of Securities)


                                   00020589R1
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                      N/A
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/ /      Rule 13d-1(b)
/ /      Rule 12d-(c)
/X/      Rule 13d-1(d)

----------------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       (Continued on following pages)
                             (Page 2 of 20 Pages)

CUSIP NO. 00020589R1                 13G                      Page 3 of 20 Pages

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                Kleiner Perkins Caufield & Byers VII, L.P., a California
                limited partnership ("KPCB VII") 94-3201863
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                            (a) / /   (b) /X/
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     California limited partnership
--------------------------------------------------------------------------------
                             5       SOLE VOTING POWER
                                                                               0
     NUMBER OF              ----------------------------------------------------
      SHARES                 6       SHARED VOTING POWER
   BENEFICIALLY                                                          369,993
     OWNED BY               ----------------------------------------------------
       EACH                  7       SOLE DISPOSITIVE POWER
     REPORTING                                                                 0
    PERSON WITH             ----------------------------------------------------
                             8       SHARED DISPOSITIVE POWER
                                                                         369,993
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                         369,993
--------------------------------------------------------------------------------
     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                 / /
--------------------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            2.4%
--------------------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON*
                                                                              PN
--------------------------------------------------------------------------------

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00020589R1                 13G                      Page 4 of 20 Pages

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                     KPCB VII Associates, L.P., a California
                     limited partnership ("KPCB VII Associates") 94-3203783
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /   (b)  /X/
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
                California limited partnership
--------------------------------------------------------------------------------
                            5     SOLE VOTING POWER                            0
                            ----------------------------------------------------
                            6     SHARED VOTING POWER
                                  391,780 shares of which 369,993 shares are
                                  directly held by KPCB VII and 21,787 shares
                                  held directly by KPCB Information Sciences
     NUMBER OF                    Zaibatsu Fund II, L.P., a California
      SHARES                      limited partnership ("KPCB ZF II").  KPCB
   BENEFICIALLY                   VII Associates is the general partner of
     OWNED BY                     KPCB VII and KPCB ZF II.
       EACH                 ----------------------------------------------------
     REPORTING              7     SOLE DISPOSITIVE POWER                       0
    PERSON WITH             ----------------------------------------------------
                            8     SHARED DISPOSITIVE POWER
                                  391,780 shares of which 369,993 shares are
                                  directly held by KPCB VII and 21,787 shares
                                  held directly by KPCB ZF II.  KPCB VII
                                  Associates is the general partner of KPCB
                                  VII and KPCB ZF II.
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                         391,780
--------------------------------------------------------------------------------
     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                 / /
--------------------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            2.6%
--------------------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON*
                                                                              PN
--------------------------------------------------------------------------------

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00020589R1                 13G                      Page 5 of 20 Pages

--------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                        Brook Byers
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /    (b) /X/
--------------------------------------------------------------------------------
      3        SEC USE ONLY
--------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States
--------------------------------------------------------------------------------
                            5     SOLE VOTING POWER
                                                                             519
                            ----------------------------------------------------
                            6     SHARED VOTING POWER
                                  391,780 shares of which 369,993 shares are
                                  directly held by KPCB VII and 21,787 shares
                                  are directly held by KPCB ZF II.  KPCB VII
                                  Associates is the general partner of KPCB
                                  VII and KPCB ZF II.  Mr. Byers is a general
                                  partner of KPCB VII Associates.  Mr. Byers
     NUMBER OF                    disclaims beneficial ownership of the
      SHARES                      shares held directly by KPCB VII and KPCB
   BENEFICIALLY                   ZF II.
     OWNED BY               ----------------------------------------------------
       EACH                 7     SOLE DISPOSITIVE POWER
     REPORTING                                                               519
    PERSON WITH             ----------------------------------------------------
                            8     SHARED DISPOSITIVE POWER
                                  391,780 shares of which 369,993 shares
                                  are directly held by KPCB VII and 21,787
                                  shares are directly held by KPCB ZF II.
                                  KPCB VII Associates is the general partner
                                  of KPCB VII and KPCB ZF II.  Mr. Byers is a
                                  general partner of KPCB VII Associates.
                                  Mr. Byers disclaims beneficial ownership of
                                  the shares held directly by KPCB VII and
                                  KPCB ZF II.
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                         392,299
--------------------------------------------------------------------------------
     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                 / /
--------------------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            2.6%
--------------------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON*
                                                                              IN
--------------------------------------------------------------------------------

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00020589R1                 13G                      Page 6 of 20 Pages

--------------------------------------------------------------------------------
     1      NAME OF REPORTING PERSONS
            S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                    Kevin Compton
--------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /    (b) /X/
--------------------------------------------------------------------------------
     3      SEC USE ONLY
--------------------------------------------------------------------------------
     4      CITIZENSHIP OR PLACE OF ORGANIZATION
                    United States
--------------------------------------------------------------------------------
                             5    SOLE VOTING POWER
                                                                             134
                            ----------------------------------------------------
                             6    SHARED VOTING POWER
                                  391,780 shares of which 369,993 shares are
                                  directly held by KPCB VII and 21,787 shares
                                  are directly held by KPCB ZF II.  KPCB VII
                                  Associates is the general partner of KPCB
                                  VII and KPCB ZF II.  Mr. Compton is a
                                  general partner of KPCB VII Associates.
     NUMBER OF                    Mr. Compton disclaims beneficial ownership
      SHARES                      of the shares held directly by KPCB VII and
   BENEFICIALLY                   KPCB ZF II
     OWNED BY               ----------------------------------------------------
       EACH                  7    SOLE DISPOSITIVE POWER
     REPORTING                                                               134
    PERSON WITH             ----------------------------------------------------
                             8    SHARED DISPOSITIVE POWER
                                  391,780 shares of which 369,993 shares are
                                  directly held by KPCB VII and 21,787 shares
                                  are directly held by KPCB ZF II.  KPCB VII
                                  Associates is the general partner of KPCB
                                  VII and KPCB ZF II.  Mr. Compton is a
                                  general partner of KPCB VII Associates.
                                  Mr. Compton disclaims beneficial ownership
                                  of the shares held directly by KPCB VII and
                                  KPCB ZF II
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                         391,914
--------------------------------------------------------------------------------
     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                 / /
--------------------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            2.6%
--------------------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON*
                                                                              IN
--------------------------------------------------------------------------------

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00020589R1                 13G                      Page 7 of 20 Pages

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                     L. John Doerr
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /    (b) /X/
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States
--------------------------------------------------------------------------------
                            5     SOLE VOTING POWER
                                                                           1,915
                            ----------------------------------------------------
                            6     SHARED VOTING POWER
                                  391,780 shares of which 369,993 shares are
                                  directly held by KPCB VII and 21,787 shares
                                  are directly held by KPCB ZF II.  KPCB VII
                                  Associates is the general partner of KPCB
                                  VII and KPCB ZF II.  Mr. Doerr is a general
                                  partner of KPCB VII Associates. Mr. Doerr
     NUMBER OF                    disclaims beneficial ownership of the
      SHARES                      shares held directly by KPCB VII and KPCB
   BENEFICIALLY                   ZF II.
     OWNED BY               ----------------------------------------------------
       EACH                  7    SOLE DISPOSITIVE POWER
     REPORTING                                                             1,915
    PERSON WITH             ----------------------------------------------------
                             8    SHARED DISPOSITIVE POWER
                                  391,780 shares of which 369,993 shares are
                                  directly held by KPCB VII and 21,787 shares
                                  are directly held by KPCB ZF II.  KPCB VII
                                  Associates is the general partner of KPCB
                                  VII and KPCB ZF II.  Mr. Doerr is a general
                                  partner of KPCB VII Associates. Mr. Doerr
                                  disclaims beneficial ownership of the
                                  shares held directly by KPCB VII and KPCB
                                  ZF II.
--------------------------------------------------------------------------------
      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                         393,695
--------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES*                                                / /
--------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            2.6%
--------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*
                                                                              IN
--------------------------------------------------------------------------------

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00020589R1                 13G                      Page 8 of 20 Pages


--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                     William R. Hearst III
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /    (b) /X/
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States
--------------------------------------------------------------------------------
                             5    SOLE VOTING POWER
                                                                             872
                            ----------------------------------------------------
                             6    SHARED VOTING POWER
                                  391,780 shares of which 369,993 shares are
                                  directly held by KPCB VII and 21,787 shares
                                  are directly held by KPCB ZF II.  KPCB VII
                                  Associates is the general partner of KPCB
                                  VII and KPCB ZF II.  Mr. Hearst is a
                                  general partner of KPCB VII Associates.
     NUMBER OF                    Mr. Hearst disclaims beneficial ownership
      SHARES                      of the shares held directly by KPCB VII and
   BENEFICIALLY                   KPCB ZF II.
     OWNED BY               ----------------------------------------------------
       EACH                  7    SOLE DISPOSITIVE POWER
     REPORTING                                                               872
    PERSON WITH             ----------------------------------------------------
                             8    SHARED DISPOSITIVE POWER
                                  391,780 shares of which 369,993 shares are
                                  directly held by KPCB VII and 21,787 shares
                                  are directly held by KPCB ZF II.  KPCB VII
                                  Associates is the general partner of KPCB
                                  VII and KPCB ZF II.  Mr. Hearst is a
                                  general partner of KPCB VII Associates.
                                  Mr. Hearst disclaims beneficial ownership
                                  of the shares held directly by KPCB VII and
                                  KPCB ZF II.
--------------------------------------------------------------------------------
     9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                         392,652
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES*                                                  / /
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            2.6%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*
                                                                              IN
--------------------------------------------------------------------------------

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00020589R1                 13G                      Page 9 of 20 Pages

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                     Vinod Khosla
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /    (b) /X/
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States
--------------------------------------------------------------------------------
                             5    SOLE VOTING POWER
                                                                             519
                            ----------------------------------------------------
                             6    SHARED VOTING POWER
                                  391,780 shares of which 369,993 shares are
                                  directly held by KPCB VII and 21,787 shares
                                  are directly held by KPCB ZF II.  KPCB VII
                                  Associates is the general partner of KPCB
                                  VII and KPCB ZF II.  Mr. Khosla is a
                                  general partner of KPCB VII Associates.
     NUMBER OF                    Mr. Khosla disclaims beneficial ownership
      SHARES                      of the shares held directly by KPCB VII and
   BENEFICIALLY                   KPCB ZF II.
     OWNED BY               ----------------------------------------------------
       EACH                  7    SOLE DISPOSITIVE POWER
     REPORTING                                                               519
    PERSON WITH             ----------------------------------------------------
                             8    SHARED DISPOSITIVE POWER
                                  391,780 shares of which 369,993 shares are
                                  directly held by KPCB VII and 21,787 shares
                                  are directly held by KPCB ZF II.  KPCB VII
                                  Associates is the general partner of KPCB
                                  VII and KPCB ZF II.  Mr. Khosla is a
                                  general partner of KPCB VII Associates.
                                  Mr. Khosla disclaims beneficial ownership
                                  of the shares held directly by KPCB VII and
                                  KPCB ZF II.
--------------------------------------------------------------------------------
      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                         392,299
--------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES*                                                / /
--------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            2.6%
--------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*
                                                                              IN
--------------------------------------------------------------------------------

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00020589R1                 13G                     Page 10 of 20 Pages

--------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                       Joseph Lacob
--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /    (b) /X/
--------------------------------------------------------------------------------
      3       SEC USE ONLY
--------------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
--------------------------------------------------------------------------------
                             5    SOLE VOTING POWER
                                                                             406
                            ----------------------------------------------------
                             6    SHARED VOTING POWER
                                  391,780 shares of which 369,993 shares are
                                  directly held by KPCB VII and 21,787 shares
                                  are directly held by KPCB ZF II.  KPCB VII
                                  Associates is the general partner of KPCB
                                  VII and KPCB ZF II.  Mr. Lacob is a general
                                  partner of KPCB VII Associates.  Mr. Lacob
     NUMBER OF                    disclaims beneficial ownership of the
      SHARES                      shares held directly by KPCB VII and KPCB
   BENEFICIALLY                   ZF II.
     OWNED BY               ----------------------------------------------------
       EACH                  7    SOLE DISPOSITIVE POWER
     REPORTING                                                               406
    PERSON WITH             ----------------------------------------------------
                             8    SHARED DISPOSITIVE POWER
                                  391,780 shares of which 369,993 shares are
                                  directly held by KPCB VII and 21,787 shares
                                  are directly held by KPCB ZF II.  KPCB VII
                                  Associates is the general partner of KPCB
                                  VII and KPCB ZF II.  Mr. Lacob is a general
                                  partner of KPCB VII Associates.  Mr. Lacob
                                  disclaims beneficial ownership of the
                                  shares held directly by KPCB VII and KPCB
                                  ZF II.
--------------------------------------------------------------------------------
      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                         392,186
--------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES*                                                / /
--------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            2.6%
--------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*
                                                                              IN
--------------------------------------------------------------------------------

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00020589R1                 13G                     Page 11 of 20 Pages

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                     Bernard Lacroute
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /    (b) /X/
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States
--------------------------------------------------------------------------------
                             5    SOLE VOTING POWER
                                                                             134
                            ----------------------------------------------------
                             6    SHARED VOTING POWER
                                  391,780 shares of which 369,993 shares
                                  are directly held by KPCB VII and 21,787
                                  shares are directly held by KPCB ZF II.
                                  KPCB VII Associates is the general partner
                                  of KPCB VII and KPCB ZF II.  Mr. Lacroute
                                  is a general partner of KPCB VII
     NUMBER OF                    Associates.  Mr. Lacroute disclaims
      SHARES                      beneficial ownership of the shares held
   BENEFICIALLY                   directly by KPCB VII and KPCB ZF II.
     OWNED BY               ----------------------------------------------------
       EACH                  7    SOLE DISPOSITIVE POWER
     REPORTING                                                               134
    PERSON WITH             ----------------------------------------------------
                             8    SHARED DISPOSITIVE POWER
                                  391,780 shares of which 369,993 shares are
                                  directly held by KPCB VII and 21,787 shares
                                  are directly held by KPCB ZF II.  KPCB VII
                                  Associates is the general partner of KPCB
                                  VII and KPCB ZF II.  Mr. Lacroute is a
                                  general partner of KPCB VII Associates.
                                  Mr. Lacroute disclaims beneficial ownership
                                  of the shares held directly by KPCB VII and
                                  KPCB ZF II.
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                         391,914
--------------------------------------------------------------------------------
     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                 / /
--------------------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            2.6%
--------------------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON*
                                                                              IN
--------------------------------------------------------------------------------

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00020589R1                 13G                     Page 12 of 20 Pages


--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                     James Lally
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /    (b) /X/
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States
--------------------------------------------------------------------------------
                            5     SOLE VOTING POWER
                                                                             134
                            ----------------------------------------------------
                            6     SHARED VOTING POWER
                                  391,780 shares of which 369,993 shares
                                  are directly held by KPCB VII and 21,787
                                  shares are directly held by KPCB ZF II.
                                  KPCB VII Associates is the general partner
                                  of KPCB VII and KPCB ZF II.  Mr. Lally is a
                                  general partner of KPCB VII Associates.
     NUMBER OF                    Mr. Lally disclaims beneficial ownership of
      SHARES                      the shares held directly by KPCB VII and
   BENEFICIALLY                   KPCB ZF II.
     OWNED BY               ----------------------------------------------------
       EACH                 7     SOLE DISPOSITIVE POWER
     REPORTING                                                               134
    PERSON WITH             ----------------------------------------------------
                            8     SHARED DISPOSITIVE POWER
                                  391,780 shares of which 369,993 shares are
                                  directly held by KPCB VII and 21,787 shares
                                  are directly held by KPCB ZF II.  KPCB VII
                                  Associates is the general partner of KPCB
                                  VII and KPCB ZF II.  Mr. Lally is a general
                                  partner of KPCB VII Associates.  Mr. Lally
                                  disclaims beneficial ownership of the
                                  shares held directly by KPCB VII and KPCB
                                  ZF II.
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                         391,914
--------------------------------------------------------------------------------
     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                 / /
--------------------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            2.6%
--------------------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON*
                                                                              IN
--------------------------------------------------------------------------------

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00020589R1                 13G                     Page 13 of 20 Pages


--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                     Douglas MacKenzie
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /    (b) /X/
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States
--------------------------------------------------------------------------------
                             5    SOLE VOTING POWER
                                                                             134
                            ----------------------------------------------------
                             6    SHARED VOTING POWER
                                  391,780 shares of which 369,993 shares are
                                  directly held by KPCB VII and 21,787 shares
                                  are directly held by KPCB ZF II. KPCB VII
                                  Associates is the general partner of KPCB
                                  VII and KPCB ZF II.  Mr. MacKenzie is a
                                  general partner of KPCB VII Associates.
                                  Mr. MacKenzie disclaims beneficial
     NUMBER OF                    ownership of the shares held directly by
      SHARES                      KPCB VII and KPCB ZF II.
   BENEFICIALLY             ----------------------------------------------------
     OWNED BY                7    SOLE DISPOSITIVE POWER
       EACH                                                                  134
     REPORTING              ----------------------------------------------------
    PERSON WITH              8    SHARED DISPOSITIVE POWER
                                  391,780 shares of which 369,993 shares are
                                  directly held by KPCB VII and 21,787 shares
                                  are directly held by KPCB ZF II. KPCB VII
                                  Associates is the general partner of KPCB
                                  VII and KPCB ZF II.  Mr. MacKenzie is a
                                  general partner of KPCB VII Associates.
                                  Mr. MacKenzie disclaims beneficial
                                  ownership of the shares held directly by
                                  KPCB VII and KPCB ZF II.
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                         391,914
--------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            2.6%
--------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON*
                                                                              IN
--------------------------------------------------------------------------------

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00020589R1                 13G                     Page 14 of 20 Pages


--------------------------------------------------------------------------------
     1      NAME OF REPORTING PERSONS
            S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                    E. Floyd Kvamme
--------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /    (b) /X/
--------------------------------------------------------------------------------
     3      SEC USE ONLY
--------------------------------------------------------------------------------
     4      CITIZENSHIP OR PLACE OF ORGANIZATION
                    United States
--------------------------------------------------------------------------------
                             5    SOLE VOTING POWER
                                                                             798
                            ----------------------------------------------------
                             6    SHARED VOTING POWER
                                  391,780 shares of which 369,993 shares are
                                  directly held by KPCB VII and 21,787 shares
                                  are directly held by KPCB ZF II.  KPCB VII
                                  Associates is the general partner of KPCB
                                  VII and KPCB ZF II.  Mr. Kvamme is a
                                  general partner of KPCB VII Associates.
     NUMBER OF                    Mr. Kvamme disclaims beneficial ownership
      SHARES                      of the shares held directly by KPCB VII and
   BENEFICIALLY                   KPCB ZF II.
     OWNED BY               ----------------------------------------------------
       EACH                  7    SOLE DISPOSITIVE POWER
     REPORTING                                                               798
    PERSON WITH             ----------------------------------------------------
                             8    SHARED DISPOSITIVE POWER
                                  391,780 shares of which 369,993 shares are
                                  directly held by KPCB VII and 21,787 shares
                                  are directly held by KPCB ZF II.  KPCB VII
                                  Associates is the general partner of KPCB
                                  VII and KPCB ZF II.  Mr. Kvamme is a
                                  general partner of KPCB VII Associates.
                                  Mr. Kvamme disclaims beneficial ownership
                                  of the shares held directly by KPCB VII and
                                  KPCB ZF II.
--------------------------------------------------------------------------------
     9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                         392,578
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES*                                                  / /
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            2.6%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*
                                                                              IN
--------------------------------------------------------------------------------

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                            Page 15 of 20 Pages

   ITEM 1(a)      NAME OF ISSUER:
                  Concentric Network Corp.

   ITEM 1(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  10590 North Tantau Avenue
                  Cupertino, CA 95014

   ITEM 2(a)-(c)  NAME OF PERSON FILING:
                  This amendment is being filed by KPCB VII Associates, whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names and business addresses and citizenships of all the general partners of KPCB VII Associates are set forth on Exhibit B hereto.
                  KPCB VII Associates is general partner to KPCB VII and KPCB ZF II.

   ITEM 2(d)      TITLE OF CLASS OF SECURITIES:
                  Common Stock

   ITEM 2(e)      CUSIP NUMBER:
                  00020589R1

   ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:
                  Not Applicable

   ITEM 4.        OWNERSHIP.
                  Please see Item 5.

   ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
                  This statement is being filed to report the fact that as of the date hereof each reporting person has ceased to be the beneficial owner of more than five percent of the Common Stock of Concentric Network Corp.

   ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.
                  Not applicable, see Item 5.

   ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT Holding Company.
                  Not Applicable

   ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
                  Not Applicable

   ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.
                  Not Applicable

   ITEM 10.       CERTIFICATION.
                  Not Applicable

                                                            Page 16 of 20 Pages

                                  SIGNATURES

        After reasonable inquiry and to the best of my knowledge and belief, I certify that that information set forth in this statement is true, complete and correct.

 Date:    February 12, 1999
 BROOK H. BYERS                        KPCB VII ASSOCIATES, L.P., A CALIFORNIA
 KEVIN R. COMPTON                      LIMITED PARTNERSHIP
 L. JOHN DOERR
 WILLIAM R. HEARST III
 VINOD KHOSLA
 E. FLOYD KVAMME
 JOSEPH S. LACOB
 BERNARD J. LACROUTE
 JAMES P. LALLY
 DOUGLAS P. MACKENZIE

Signature:     /s/ Michael S. Curry    Signature:    /s/ Brook H. Byers
             ------------------------               ----------------------------
               Michael S. Curry                      A General Partner
               Attorney-in-Fact

                                       KLEINER PERKINS CAUFIELD & BYERS VII,
                                       L.P., A CALIFORNIA LIMITED PARTNERSHIP



                                       By KPCB VII Associates, L.P., a California
                                       Limited Partnership, its General Partner

                                       Signature:    /s/ Brook H. Byers
                                                  ------------------------------
                                                     A General Partner

                                                            Page 17 of 20 Pages


                                  EXHIBIT INDEX

                                                                           Found on
                                                                         Sequentially
Exhibit                                                                 Numbered Page
-------                                                                 -------------
 Exhibit A:  Agreement of Joint Filing                                          17
 Exhibit B:  List of General Partners of KPCB VII Associates                    18

                                                            Page 18 of 20 Pages


                                    EXHIBIT A
                            Agreement of Joint Filing

         The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the amended statement dated February 12, 1999, containing the information required by Schedule 13G, for the Shares of Concentric Network Corp., held by Kleiner Perkins Caufield & Byers VII, L.P., and with respect to the general partners, such other holdings as may be reported therein.

Date:                    February 12, 1999

BROOK H. BYERS                         KPCB VII ASSOCIATES, L.P., A CALIFORNIA
KEVIN R. COMPTON                       LIMITED PARTNERSHIP
L. JOHN DOERR
WILLIAM R. HEARST III
VINOD KHOSLA
E. FLOYD KVAMME
JOSEPH S. LACOB
BERNARD J. LACROUTE
JAMES P. LALLY
DOUGLAS P. MACKENZIE

Signature:  /s/ Michael S. Curry       Signature:    /s/ Brook H. Byers
           --------------------------             -------------------------
            Michael S. Curry                         A General Partner
            Attorney-in-Fact
                                       KLEINER PERKINS CAUFIELD & BYERS VII, L.P., A
                                       CALIFORNIA LIMITED PARTNERSHIP


                                       By KPCB VII Associates, L.P., a California
                                       Limited Partnership, its

                                       Signature:   /s/ Brook H. Byers
                                                  ----------------------------
                                                    A General Partner

                                                            Page 19 of 20 Pages


                                    EXHIBIT B
                              GENERAL PARTNERS OF
           KPCB VII ASSOCIATES, A CALIFORNIA LIMITED PARTNERSHIP


     Set forth below, with respect to each general partner of KPCB VII Associates, is the following: (a) name; (b) business address; and (c) citizenship.

1.       (a)     Brook H. Byers
         (b)     c/o Kleiner Perkins Caufield & Byers
                 2750 Sand Hill Road
                 Menlo Park, CA 94025
         (c)     United States Citizen

2.       (a)     Kevin R. Compton
         (b)     c/o Kleiner Perkins Caufield & Byers
                 2750 Sand Hill Road
                 Menlo Park, CA 94025
         (c)     United States Citizen

3.       (a)     L. John Doerr
         (b)     c/o Kleiner Perkins Caufield & Byers
                 2750 Sand Hill Road
                 Menlo Park, CA 94025
         (c)     United States Citizen

4.       (a)     William R. Hearst III
         (b)     c/o Kleiner Perkins Caufield & Byers
                 2750 Sand Hill Road
                 Menlo Park, CA 94025
         (c)     United States Citizen

5.       (a)     Vinod Khosla
         (b)     c/o Kleiner Perkins Caufield & Byers
                 2750 Sand Hill Road
                 Menlo Park, CA 94025
         (c)     United States Citizen

6.       (a)     E. Floyd Kvamme
         (b)     c/o Kleiner Perkins Caufield & Byers
                 2750 Sand Hill Road
                 Menlo Park, CA 94025
         (c)     United States Citizen

7.       (a)     Joseph S. Lacob
         (b)     c/o Kleiner Perkins Caufield & Byers
                 2750 Sand Hill Road
                 Menlo Park, CA 94025
         (c)     United States Citizen

8.       (a)     Bernard J. Lacroute
         (b)     c/o Kleiner Perkins Caufield & Byers
                 2750 Sand Hill Road
                 Menlo Park, CA 94025
         (c)     United States Citizen

                                                            Page 20 of 20 Pages

9.       (a)     James P. Lally
         (b)     c/o Kleiner Perkins Caufield & Byers
                 2750 Sand Hill Road
                 Menlo Park, CA 94025
         (c)     United States Citizen

10.      (a)     Douglas P. MacKenzie
         (b)     c/o Kleiner Perkins Caufield & Byers
                 2750 Sand Hill Road
                 Menlo Park, CA 94025
         (c)     United States Citizen